Exhibit 99.4

Offer By DG FastChannel, Inc.
to
Exchange Approximately 0.1895 of a Share of Common Stock
of
 DG FastChannel, Inc.
for
Each Outstanding Share of Common Stock
(including the associated preferred share purchase rights)
of
 POINT.360

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON [DAY, DATE], UNLESS THE OFFER IS EXTENDED.

[                                    ], 2007

To Our Clients:

        Enclosed for your consideration is a Offer to Exchange/Prospectus, dated June 8, 2007 (the "Offer to Exchange"), and the related Letter of Transmittal (which collectively, with the Offer to Exchange, as amended and supplemented from time to time, constitute the "Offer") in connection with the offer by DG FastChannel, Inc., a Delaware corporation ("DG FastChannel") to exchange each outstanding share of common stock, no par value per share, including the associated preferred share purchase rights (collectively, the "Point.360 Shares"), of POINT.360, a California corporation ("Point.360"), for a number of shares of common stock, par value $0.001 per share, of DG FastChannel equal to the quotient obtained by dividing 2,000,000 by the number of Point.360 Shares (excluding Point.360 Shares owned directly or indirectly by DG FastChannel or Point.360) issued and outstanding immediately prior to the consummation of the offer (which quotient would equal 0.1895 assuming 10,554,730 Point.360 Shares (excluding Point.360 Shares owned directly or indirectly by DG FastChannel or Point.360), are issued and outstanding immediately prior to the consummation of the Offer) upon the terms and subject to the conditions set forth in the Offer to Exchange and New 360, the related Letter of Transmittal. The Offer is being made in connection with the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2007 (the "Merger Agreement"), by and among DG FastChannel, Point.360 and New 360, a California corporation and a wholly-owned subsidiary of Point.360 ("New 360").

        Also enclosed is the Letter to Shareholders from the Chief Executive Officer of Point.360 accompanied by Point.360's Solicitation/Recommendation Statement on Schedule 14D-9.

        WE (OR OUR NOMINEES) ARE THE HOLDERS OF RECORD OF POINT.360 SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER POINT.360 SHARES FOR YOUR ACCOUNT.

        We request instructions as to whether you wish to have us tender on your behalf any or all of the Point.360 Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The consideration per Point.360 Share will be approximately 0.1895 of a DG FastChannel Share and cash in lieu of any fractional shares, as described in the Offer to Exchange.

  2.
  The Offer is being made for all outstanding Point.360 Shares.

  3.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on [day, date], unless the Offer is extended.

  4.
  The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer at least a majority of the outstanding Shares, calculated as described in the Offer to Exchange, and (2) the completion of the Spin-Off, as described below. The Offer is also subject to other terms and conditions described in the Offer to Exchange, the related Letter of Transmittal and in the Merger Agreement, all of which you should review in detail.

  5.
  The Offer is being made pursuant to the Merger Agreement, pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, Point.360 will be merged with and into DG FastChannel, with DG FastChannel being the surviving corporation (the "Merger"). At the effective time of the Merger, each outstanding Point.360 Share (other than Point.360 Shares owned by DG FastChannel, or by shareholders who properly exercise appraisal rights, if any, under California law) will be converted into the right to receive the same consideration paid pursuant to the Offer, without interest thereon and subject to withholding for taxes, as set forth in the Merger Agreement and described in the Offer to Exchange.

  6.
  Pursuant to a Contribution Agreement, dated as of April 16, 2007, by and among Point.360, DG FastChannel, and New 360, prior to the consummation of the Offer, Point.360 will contribute (the "Contribution") to New 360 all of the assets owned, licensed or leased by Point.360 that are not used exclusively in connection with the business of Point.360 representing advertising agencies, advertisers, brands and other media companies (the "ADS Business"), and the New 360 will assume certain liabilities of Point.360. Pursuant to the Merger Agreement, immediately following the Contribution but prior to the consummation of the Offer, Point.360 will distribute (the "Spin-Off") to its shareholders (other than DG FastChannel) pro rata all of the capital stock then outstanding of the New 360. The shares of capital stock of the New 360 will be registered under the Securities Exchange Act of 1934, as amended, and will be approved for listing on the Nasdaq Global Market. As a result of the Contribution and the Spin-Off, at the consummation of the Offer and the Merger, the assets and liabilities of Point.360 will consist only of those assets and liabilities exclusively related to the ADS Business.

  7.
  The Point.360 Board of Directors has (i) approved the Offer, the Merger and the Merger Agreement and (ii) recommended that Point.360 shareholders accept the Offer and tender their Point.360 Shares pursuant thereto.

  8.
  Cash will be paid in lieu of any fraction of a DG FastChannel Share to which a Point.360 shareholder would otherwise be entitled. A Point.360 shareholder who fails to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax on any reportable payments to the shareholder pursuant to the Offer. Interest will not be paid on Point.360 Shares purchased by DG FastChannel.

  9.
  Notwithstanding any other provision of the Offer, payment for Point.360 Shares accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Point.360 Shares (the "Certificates") or, if such Point.360 Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Point.360 Shares into the account of the Exchange Agent at The Depositary Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Letter of Transmittal) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, Point.360 Shares may be exchanged at different times depending upon when Certificates for Point.360 Shares or Book-Entry Confirmations with respect to Point.360 Shares are actually received by the Exchange Agent. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, DG FastChannel may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction.

        If you wish to have us tender any or all of the Point.360 Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form included with this letter. If you authorize the tender of your Point.360 Shares, all such Point.360 Shares will be tendered unless otherwise specified on the form included with this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

Instructions with Respect to the Offer by DG FastChannel, Inc.
to
Exchange Approximately 0.1895 of a Share of Common Stock
of
 DG FastChannel, Inc.
for
Each Outstanding Share of Common Stock
(including the associated preferred share purchase rights)
of
 POINT.360

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Exchange/Prospectus, dated June 8, 2007 (the "Offer to Exchange"), and the related Letter of Transmittal (which collectively, with the Offer to Exchange, as amended or supplemented from time to time, constitute the "Offer") in connection with the offer by DG FastChannel, Inc., a Delaware corporation ("DG FastChannel"), to exchange each outstanding share of common stock, no par value per share (the "Point.360 Shares"), of POINT.360, a California corporation ("Point.360"), for approximately 0.1895 of a share of common stock, par value $0.001 per share, of DG FastChannel, upon the terms and subject to the conditions set forth in the Offer to Exchange and in the related Letter of Transmittal. The Offer is being made in connection with the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2007 (the "Merger Agreement"), by and among DG FastChannel, Point.360 and New 360, a California corporation and a wholly-owned subsidiary of Point.360.

        This will instruct you to tender the number of Point.360 Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Exchange and related Letter of Transmittal.

NUMBER OF POINT.360 SHARES TO BE TENDERED*:

SIGNATURE(S)	Print Name:

Print Name:

Dated:

Address(es)

Telephone

Tax Identification Number or Social Security Number
*
Unless otherwise indicated, it will be assumed that you are instructing us to tender all Point.360 Shares held by us for your account.